UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2018

Trilogy Metals Inc.

(Exact name of registrant as specified in its charter)

British Columbia	001-35447	98-1006991
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Suite 1150, 609 Granville Street
Vancouver, British Columbia
Canada, V7Y 1G5

(Address of principal executive offices, including zip code)

(604) 638-8088

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 8.01	Other Events

Trilogy Metals Inc. (the “Company”) commissioned and was provided with a pre-feasibility study and technical report on its Arctic Project entitled “Arctic Project, Northwest Alaska, USA NI 43-101 Technical Report on Pre-Feasibility Study” (the “Pre-Feasibility Study”). The Pre-Feasibility Study was prepared in accordance with National Instrument 43-101, Standards of Disclosure for Mineral Projects of the Canadian Securities Administrator (“NI 43-101”) by Mr. Paul Staples, P.Eng. and Mr. Justin Hannon, P.Eng. of Ausenco Engineering Canada Inc., Mr. Antonio Peralta Romero, PhD, P.Eng. of Amec Foster Wheeler Americas Ltd., Mr. Bruce Davis, FAusIMM of BD Resource Consulting, Inc., Mr. John J. DiMarchi, CPG. of Core Geoscience Inc., Mr. Jeff Austin, P.Eng. of International Metallurgical and Environmental Inc., Mr. Robert Sim, P.Geo. of SIM Geological Inc., and Mr. Calvin Boese, P.Eng., M.Sc., Mr. Bruce Murphy, P.Eng. and Mr. Tom Sharp, PhD, P.Eng. of SRK Consulting (Canada) Inc., who are independent “qualified persons” within the meaning of NI 43-101.

A copy of the Pre-Feasibility Study is filed herewith as Exhibit 99.1, and a summary from the Pre-Feasibility Study is reproduced below.

Cautionary Note to United States Investors

The information in this report has been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all resource and reserve estimates included in this report have been prepared in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy, and Petroleum Definition Standards on Mineral Resources and Mineral Reserves. NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Canadian standards, including NI 43-101, differ significantly from the requirements of the U.S. Securities and Exchange Commission (“SEC”), and resource and reserve information contained therein may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, the term "resource” does not equate to the term "reserves”. Under U.S. standards, mineralization may not be classified as a "reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. The SEC's disclosure standards normally do not permit the inclusion of information concerning "measured mineral resources”, "indicated mineral resources” or "inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves” by U.S. standards in documents filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. U.S. investors should also understand that "inferred mineral resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. Under Canadian rules, estimated "inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. Investors are cautioned not to assume that all or any part of an "inferred mineral resource” exists or is economically or legally mineable. Disclosure of "contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves” by SEC standards as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of "reserves” are also not the same as those of the SEC, and reserves reported by the Company in compliance with NI 43-101 may not qualify as "reserves” under SEC standards. Accordingly, information concerning mineral deposits set forth in this report or the Pre-Feasibility Study may not be comparable with information made public by companies that report in accordance with U.S. standards.

Summary of the Pre-Feasibility Study

1.0	Summary

1.1	Introduction

Trilogy Metals Inc. (Trilogy Metals or Trilogy) commissioned Ausenco Engineering Canada Inc. (Ausenco) to compile a Technical Report (the Report) on the results of a Pre-Feasibility Study on the Arctic Deposit, part of the Arctic Project (the Project) in the Ambler Mining District of Northwest Alaska

The Report supports disclosure by Trilogy Metals in the news release dated 20 February 2018, entitled “Trilogy Metals Announces Pre-Feasibility Study Results and Reserves for the Arctic Project, Alaska”.

The firms and consultants who are providing Qualified Persons (QPs) responsible for the content of this Report, which is based on the Pre-Feasibility Study completed in 2018 (the 2018 PFS) and supporting documents prepared for the 2018 PFS, are, in alphabetical order, Amec Foster Wheeler Americas Ltd. (Amec Foster Wheeler); BD Resource Consulting, Inc., (BDRC); SRK Consulting (Canada) Inc. (SRK), and SIM Geological Inc. (SIM).

All amounts are in US dollars unless otherwise stated.

1.2	Management Property Description and Location

The Arctic Project (Property or Project) is located in the Ambler mining district (Ambler District) of the southern Brooks Range, in the NWAB of Alaska. The Property is geographically isolated with no current road access or nearby power infrastructure. The Project is located 270 km east of the town of Kotzebue, 36 km north of the village of Kobuk, and 260 km west of the Dalton Highway, an all-weather state-maintained highway.

NovaGold Resources Inc. (NovaGold) acquired the Arctic Project from Kennecott Exploration Company and Kennecott Arctic Company (collectively, Kennecott) in 2004. In 2012, NovaGold transferred all copper projects to NovaCopper Inc. NovaCopper Inc. subsequently underwent a name change to Trilogy Metals Inc. in 2016. The Project comprises approximately 46,226 ha of State of Alaska mining claims and US Federal patented mining claims in the Kotzebue Recording District. The Arctic Project land tenure consists of 1,386 contiguous claims, including 883 40-acre State claims, 503 160-acre State claims, and eighteen Federal patented claims comprising 272 acres (110 ha) held in the name of NovaCopper US Inc., a wholly owned subsidiary of Trilogy Metals.

Surface use of the private land held as Federal patented claims is limited only by reservations in the patents and by generally-applicable environmental laws. Surface use of State claims allows the owner of the mining claim to make such use of the surface as is “necessary for prospecting for, extraction of, or basic processing of minerals.”

Under the Kennecott Purchase and Termination Agreement, Kennecott retained a 1% net smelter return (NSR) royalty that is purchasable at any time by Trilogy Metals for a one-time payment of $10 million.

The NANA Regional Corporation, Inc. (NANA) controls lands granted under the Alaska Native Claims Settlement Act (ANCSA) to the south of the Project boundary. Trilogy Metals and NANA have entered into an agreement (the NANA Agreement) that consolidates Trilogy Metals’ and NANA’s land holdings into an approximately 142,831 ha land package and provides a framework for the exploration and development of the area. The NANA Agreement has a term of 20 years, with an option in favour of Trilogy Metals to extend the term for an additional 10 years. If, following receipt of a feasibility study and the release for public comment of a related draft environmental impact statement, Trilogy Metals decides to proceed with construction of a mine on the lands subject to the NANA Agreement, NANA will have 120 days to elect to either (a) exercise a non-transferrable back-in-right to acquire between 16% and 25% (as specified by NANA) of that specific project; or (b) not exercise its back-in-right, and instead receive a net proceeds royalty equal to 15% of the net proceeds realized by Trilogy Metals from such project. In the event that NANA elects to exercise its back-in-right, the parties will, as soon as reasonably practicable, form a joint venture with NANA electing to participate between 16% to 25%, and Trilogy Metals owning the balance of the interest in the joint venture. If Trilogy Metals decides to proceed with construction of a mine on its own lands subject to the NANA Agreement, NANA will enter into a surface use agreement with Trilogy Metals which will afford Trilogy Metals access to the project along routes approved by NANA. In consideration for the grant of such surface use rights, Trilogy Metals will grant NANA a 1% net smelter royalty on production and provide an annual payment on a per acre basis.

Trilogy Metals has entered into an option agreement with South32 Limited (South32) whereby South32 has the right to form a 50/50 Joint Venture with respect to the Trilogy Metals’ Alaskan assets including the Arctic Project.  Upon exercise of the option, Trilogy Metals will transfer its Alaskan assets, including the Arctic Project, and South32 will contribute a minimum of $150 million, to a newly formed joint venture.

1.3	Geology and Mineralization

The Arctic Deposit is considered to be a volcanogenic massive sulphide (VMS) deposit.

The Ambler mining district is located on the southern margin of the Brooks Range. Within the VMS belt, several deposits and prospects (including the Arctic Deposit) are hosted in the Ambler Sequence, a group of Middle Devonian to Early Mississippian, metamorphosed, bimodal volcanic rocks with interbedded tuffaceous, graphitic, and calcareous volcaniclastic metasediments. The Ambler sequence occurs in the upper part of the regional Anirak Schist. VMS-style mineralization is found along the entire 110 km strike length of the district.

Stratigraphically, the Ambler Sequence consists of variably metamorphosed calc-turbidites, overlain by calcareous schists with irregularly distributed mafic sills and pillow lavas. These are overlain by the Arctic-sulphide host section which consists mainly of fine-grained, carbonaceous siliciclastic rocks which are in turn overlain by reworked silicic volcanic rocks, including meta-rhyolite porphyries and most notably the regionally extensive Button Schist with its characteristically large relic phenocrysts. Greywacke sandstones, interpreted to be turbidites, occur throughout the section but are concentrated higher in the stratigraphy. Several rock units within the stratigraphy show substantial variation in local thickness as a consequence of basin morphology at the time of deposition.

Alteration at the Arctic Deposit is characterized by magnesium alteration, primarily as talc, chlorite, and phengite alteration products associated with the sulphide-bearing horizons and continuing in the footwall. Stratigraphically above the sulphide-bearing horizons, significant muscovite as paragonite is developed and results in a marked shift in Na/Mg (sodium/magnesium) ratios across the sulphide bearing horizons.

Mineralization occurs as stratiform semi-massive sulphide (SMS) to massive sulphide (MS) beds within primarily graphitic chlorite schists and fine-grained quartz sandstones. The sulphide beds average 4 m in thickness but vary from less than 1 m up to as much as 18 m in thickness.

The bulk of the mineralization occurs within eight modelled SMS and MS zones lying along the upper and lower limbs of the Arctic isoclinal anticline. All of the zones are within an area of roughly 1 km2 with mineralization extending to a depth of approximately 250 m below the surface. Mineralization is predominately coarse-grained sulphides consisting mainly of chalcopyrite, sphalerite, galena, tetrahedrite-tennantite, pyrite, arsenopyrite, and pyrrhotite. Trace amounts of electrum are also present.

1.4	Drilling and Sampling

Drilling at the Arctic Deposit and within the Ambler District has been ongoing since its initial discovery in 1967. Approximately 56,480 m of drilling has been completed within the Ambler District, including 39,323 m of drilling in 174 drill holes at the Arctic deposit or on potential extensions in 27 campaigns spanning 50 years. Drill programs were completed by Kennecott and its subsidiaries, Anaconda, and Trilogy Metals and its predecessor companies.

Core recoveries are acceptable. Geological and geotechnical logging is in line with industry generally-accepted practices. Drill collar and downhole survey data were collected using industry-recognised instrumentation and methods.

Between 2004 and 2006, NovaGold conducted a systematic drill core re-logging and re-sampling campaign of Kennecott and BCMC era drill holes. NovaGold either took 1 to 2 m samples every 10 m, or sampled entire lengths of previously unsampled core within a minimum of 1 m and a maximum or 3 m intervals. During the Trilogy Metals campaigns, sample intervals were determined by the geological relationships observed in the core and limited to a 3 m maximum length and 1 m minimum length. An attempt was made to terminate sample intervals at lithological and mineralization boundaries. Sampling was generally continuous from the top to the bottom of the drill hole. When the hole was in unmineralized rock, the sample length was generally 3 m, whereas in mineralized units, the sample length was shortened to 1 to 2 m.

Gold assays were determined using fire analysis followed by an atomic absorption spectroscopy (AAS) finish. An additional 49-element suite was assayed by inductively coupled plasma-mass spectroscopy (ICP-MS) methodology, following nitric acid aqua regia digestion. The copper, zinc, lead, and silver analyses were completed by atomic absorption (AA), following a triple acid digest, when overlimits.

Standard reference materials, blanks, duplicates and check samples have been regularly submitted at a combined level of 20% of sampling submissions for all NovaGold/NovaCopper/Trilogy Metals era campaigns. BDRC reviewed the QA/QC dataset and reports and found the sample insertion rate and the timeliness of results analysis meets or exceeds industry best practices.

Specific gravity (SG) measurements have been conducted on 3,023 samples in the database and range from a minimum of 2.43 to a maximum of 4.99 and average 3.08. The distribution of SG data is considered sufficient to support estimation in the resource model.

An aerial LiDAR survey was completed to support pre-feasibility level resource estimation, engineering design, environmental studies, and infrastructure layout evaluations. Agreement between surveyed drill hole collar elevations and a LIDAR topographic surface verifies the correctness of the digital topography for use in estimation.

It was concluded that the drill database and topographic surface for the Arctic Deposit is reliable and sufficient to support the current estimate of mineral resources.

1.5	Mineral Processing and Metallurgical Testing

Since 1970, metallurgical test work has been conducted to determine the flotation response of various samples extracted from the Arctic Deposit.  In general, the samples tested produced similar metallurgical performances.  In 2012, SGS Mineral Services (SGS) conducted a metallurgical test program to further study metallurgical responses of the samples produced from Zones 1, 2, 3, and 5 of the Arctic Deposit.  The flotation test procedures used talc pre-flotation, conventional copper-lead bulk flotation and zinc flotation, followed by copper and lead separation.  In general, the 2012 test results indicated that the samples responded well to the flowsheet tested.  The average results of the locked cycle tests (without copper and lead separation) were as follows:

•	The copper recoveries to the bulk copper-lead concentrates ranged from 89 to 93% excluding the Zone 1 & 2 composite which produced a copper recovery of approximately 84%; the copper grades of the bulk concentrates were 24 to 28%.

•	Approximately 92 to 94% of the lead was recovered to the bulk copper-lead concentrates containing 9 to 13% lead.

•	The zinc recovery was 84.2% from Composite Zone 1 & 2, 93.0% from Composite Zone 3 and 90.5% from Composite Zone 5. On average, the zinc grades of the concentrates produced were higher than 55%, excluding the concentrate generated from Composite Zone 1 & 2, which contained only 44.5% zinc.

•	Gold and silver were predominantly recovered into the bulk copper-lead concentrates. Gold recoveries to this concentrate ranged from 65 to 80%, and silver recoveries ranged from 80 to 86%.

Using an open circuit procedure, the copper and lead separation tests on the bulk copper-lead concentrate produced from the locked cycle tests generated reasonable copper and lead separation.  The copper concentrates produced contained approximately 28 to 31% copper, while the grades of the lead concentrates were in the range of 41% to 67% lead.  In this test work program, it appeared that most of the gold reported to the copper concentrate and on average the silver was equally recovered into the copper and lead concentrates. Subsequent test work to better define the copper and lead separation process was conducted in 2017, including a more detailed evaluation of the precious metal deportment in the copper and lead separation process.

The 2012 grindability test results showed that the Bond ball millwork index (BWi) tests ranged from 6.5 to 11 kWh/t and abrasion index (Ai) tests fluctuated from 0.017 to 0.072 g for the mineralized samples.  The data indicate that the samples are neither resistant nor abrasive to ball mill grinding.  The materials are considered to be soft or very soft in terms of grinding requirements.

In 2017, ALS Metallurgy conducted detailed copper and lead separation flotation test work using a bulk sample of copper-lead concentrate produced from the operation of a pilot plant.  This test work confirmed high lead recoveries in locked cycle testing of the copper-lead separation process and confirmed precious metal recoveries into the representative copper and lead concentrates. This test work indicated a clear tendency of the gold values to follow the lead concentrate, giving it a significant gold grade and value.

The conclusions of test work conducted both in 2012 and 2017 indicate that the Arctic materials are well-suited to the production of high-quality copper and zinc concentrates using flotation techniques which are industry standard.  Copper and zinc recovery data is reported in the range of 91 to 89% respectively, which reflects the high grade nature of the deposit as well as the coarse grained nature of these minerals.  Lead concentrates have the potential to be of high quality and can also be impacted by zones of very high talc contents which has the potential to dilute lead concentrate grades.  The lead concentrate is also shown to be rich in precious metals, which has some advantages in terms of marketability of this material.

An overall metallurgical balance for the project is summarized in Table 1-1.  This table of metal recoveries is based on an expected average recovery over the entire resource based on grades and detailed results of metallurgical test work conducted in 2012 and 2017.

Table 1-1	Summary of Overall Metal Recovery – Arctic Project

		Concentrate Grade					Metal Recoveries
Process stream	Mass %	Cu %	Pb %	Zn %	Au g/t	Ag g/t	Cu %	Pb %	Zn %	Au %	Ag %
Process Feed	100.0	2.31	0.59	3.22	0.49	38
Copper Conc	7.15	29.5	0.75	3.0	0.35	240	91.2	8.7	5.7	5.2	45.1
Lead Conc	1.02	1.7	50.0	0.9	28.0	1300	0.7	80.0	0.3	58.9	34.9
Zinc Conc	4.85	1.7	0.5	59.2	0.55	49.6	3.6	4.0	91.0	5.5	6.3
Process Tailings	86.98	0.12	0.05	0.15	0.17	6	4.5	7.3	3.0	30.5	13.7

1.6	Mineral Resource Estimate

The mineral resource estimate has been prepared by Robert Sim, P.Geo. SIM Geological Inc. and Bruce M. Davis, FAusIMM, BD Resource Consulting, Inc.

Mineral resource estimates are made from a 3D block model based on geostatistical applications using commercial mine planning software (MineSight® v11.60-2). The block model has a nominal block size measuring 10 x 10 x 5 m and utilizes data derived from 152 drill holes in the vicinity of the Arctic deposit. The resource estimate was generated using drill hole sample assay results and the interpretation of a geological model which relates to the spatial distribution of copper, lead, zinc, gold and silver. Interpolation characteristics were defined based on the geology, drill hole spacing, and geostatistical analysis of the data. The effects of potentially anomalous high-grade sample data, composited to two metre intervals, are controlled by limiting the distance of influence during block grade interpolation. The grade models have been validated using a combination of visual and statistical methods. The resources were classified according to their proximity to the sample data locations and are reported, as required by NI 43-101, according to the CIM Definition Standards for Mineral Resources and Mineral Reserves. Model blocks estimated by three or more drill holes spaced at a maximum distance of 100 metres are included in the Indicated category. Inferred blocks are within a maximum distance of 150 metres from a drill hole. The estimate of Indicated and Inferred mineral resources is within a limiting pit shell derived using projected technical and economic parameters.

The mineral resource estimate is listed in Table 1-2.

Table 1-2	Mineral Resource Estimate for the Arctic Deposit

		Average Grade:					Contained metal:
Class	M tonnes	Cu %	Pb%	Zn%	Au g/t	Ag g/t	Cu Mlbs	Pb Mlbs	Zn Mlbs	Au koz	Ag Moz
Indicated	36.0	3.07	0.73	4.23	0.63	47.6	2441	581	3356	728	55
Inferred	3.5	1.71	0.60	2.72	0.36	28.7	131	47	210	40	3

Notes:

(1)	Resources stated as contained within a pit shell developed using metal prices of US$3.00/lb Cu, $0.90/lb Pb, $1.00/lb Zn, $1300/oz Au and $18/oz Ag and metallurgical recoveries of 92% Cu, 77% Pb, 88% Zn, 63% Au and 56% Ag and operating costs of $3/t mining and $35/t process and G&A. The average pit slope is 43 degrees.
(2)	The base case cut-off grade is 0.5% copper equivalent. CuEq = (Cu%x0.92)+(Zn%x0.290)+(Pb%x0.231)+(Augptx0.398)+(Aggptx0.005).
(3)	The Mineral Resource Estimate is reported on a 100% basis without adjustments for metallurgical recoveries.
(4)	The Estimate of Mineral Resources is inclusive of Mineral Reserves. Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the Mineral Resources will be converted into Mineral Reserves.
(5)	Inferred resources have a great amount of uncertainty as to whether they can be mined legally or economically. It is reasonably expected that a majority of Inferred resources will be converted to Indicated resources with additional exploration.
(6)	Effective date of the Mineral Resource Estimate is April 25, 2017.

1.7	Mining Reserves and Mining Methods

The Arctic Project is designed as a conventional truck-shovel operation assuming 131 t trucks for waste and 91 t trucks for ore, as well as 17 m3 and 12 m3 shovels for waste and ore respectively. The pit design includes three nested phases to balance stripping requirements while satisfying the concentrator requirements.

The design parameters include a ramp width of 28.5 m, in-pit road grades of 8% and out-pit road grades of 10%, bench height of 5 m, targeted mining width between 70 and 100 m, berm interval of 15 m, variable slope angles by sector and a minimum mining width of 30 m.

The smoothed final pit design contains approximately 43 Mt of ore and 296 Mt of waste for a resulting stripping ratio of 6.9:1. Within the 43 Mt of ore, the average grades are 2.32% Cu, 3.24% Zn, 0.57 % Pb, 0.49 g/t Au and 36.0 g/t Ag.

The Mineral Reserve estimates are shown in Table 1-3.

Table 1-3	Mineral Reserve Estimates for the Arctic Deposit

	Tonnage	Grades
Class	t x 1000	Cu (%)	Zn (%)	Pb (%)	Au (g/t)	Ag (g/t)
Proven Mineral Reserves	-	-	-	-	-	-
Probable Mineral Reserves	43,038	2.32	3.24	0.57	0.49	36.0
Proven & Probable Mineral Reserves	43,038	2.32	3.24	0.57	0.49	36.0

Waste within Designed Pit	296,444
Total Tonnage within Designed Pit	339,482

Notes:

(1)	Mineral Reserves are estimated assuming open pit mining methods and include a combination of planned and contact dilution.

(2)	Mineral Reserves are based on prices of $2.90/lb Cu, $0.90/lb Pb, $1.10/lb Zn, $1250/oz Au and $18/oz Ag

Fixed	process recoveries of 90.0% Cu, 89.9% Pb, 91.7% Zn, 61.1% Au and 49.7% Ag

(3)	Mining costs: $3.00/t incremented at $0.02/t/15 m and $0.015/t/15 m below and above 710 m elevation respectively.

(4)	Processing costs: $36.55/t. Include process cost: $19.86/t, G&A: $8.92/t, sustaining capital: $4.11/t closure cost: $1.00/t, and road toll: $2.66/t.

(5)	Treatment costs of $70/t Cu concentrate, $180/t Pb concentrate and $300/t Zn concentrate. Refining costs of $0.07/lb Cu, $10/oz Au, $0.60/oz Ag. Transport cost of $149.96/t concentrate.

(6)	Fixed royalty percentage of 1%.

(7)	The Qualified Person for the Mineral Reserves is Antonio Peralta Romero P.Eng., an Amec Foster Wheeler employee who visited the project site in July 25, 2017 as part of the data verification process.

(8)	The effective date of mineral reserves estimate is October 10, 2017.

The scheduling constraints set the maximum mining capacity at 32 Mt/year and the maximum process capacity at 10 kt/day. The production schedule results in a life of mine (LOM) of 12 years. The mine will require two years of pre-production before the start of operations in the processing plant.

1.8	Recovery Methods

The 10,000 t/d process plant design is conventional for the industry, will operate two 12 hour shifts per day, 365 d/a with an overall plant availability of 92%. The process plant will produce three concentrates: 1) copper concentrate, 2) zinc concentrate, and 3) lead concentrate. Gold and silver are expected to be payable at a smelter and are recovered in both the copper and lead concentrates.

The mill feed will be hauled from the open pit to a primary crushing facility where the material will be crushed by a jaw crusher to a particle size of 80% passing 125 mm.

The crushed material will be ground by two stages of grinding, consisting of one SAG mill and one ball mill in closed circuit with hydrocyclones (SAB circuit). The hydrocyclone overflow with a grind size of approximately 80% passing 70 μm will first undergo talc pre-flotation, and then be processed by conventional bulk flotation (to recover copper, lead, and associated gold and silver), followed by zinc flotation. The rougher bulk concentrate will be cleaned and followed by copper and lead separation to produce a lead concentrate and a copper concentrate. The final tailings from the zinc flotation circuit will be pumped to a tailings management facility (TMF). Copper, lead, and zinc concentrates will be thickened and pressure-filtered before being transported by truck to a port and shipped to smelters.

The LOM average mill feed is expected to contain 2.32% Cu, 3.24% Zn, 0.57% Pb, 0.49 g/t Au, and 35.98 g/t Ag. Based on the mine plan developed for the PFS and metallurgical testwork results, the life—of-mine (LOM) average metal recoveries and concentrate grades will be:

•	Copper concentrate:

o	recovery: 90.0% copper; 11.8% gold; 35.0% silver
o	copper grade: 30.3%

•	Lead concentrate:

o	recovery: 80.0% lead; 61.1% gold; 49.7% silver
o	lead grade: 55.0%

•	Zinc concentrate:

o	recovery: 91.7% zinc
o	zinc grade: 59.2%.

The average annual dry concentrate production is estimated as follows:

•	Copper concentrate: 246,723 t/a

•	Lead concentrate: 29,493 t/a

•	Zinc concentrate: 180,219 t/a.

1.9	Project Infrastructure

The Arctic project site is a remote, greenfields site that requires construction of its own infrastructure to support the mining operation.

The Project site will be accessed through a combination of State of Alaska owned highways (existing), an Alaska Industrial Development and Export Authority (AIDEA) owned private road (proposed) and Trilogy owned access roads (proposed). The Ambler Mining District Industrial Access Project (AMDIAP) road is proposed by AIDEA to connect the Ambler mining district to the Dalton Highway. The AMDIAP road is being permitted as a private road with restricted access for industrial use. To connect the Arctic Project site and the existing exploration camp to the proposed AMDIAP road a 30.7 km access road (the Arctic access road) will need to be built.

The State of Alaska owned public Dahl Creek Airport will require upgrades to support the planned regular transportation of crews to and from Fairbanks. Power generation will be by six Liquefied Natural Gas (LNG) generators, producing a supply voltage of 4.16 kV. The total connected load will be 17.5 MW with an average power draw of 12.6 MW. Liquid natural gas (LNG) will be supplied via existing fuel supply networks near Port Mackenzie, Alaska.

The Project will require three different self-contained camps, equipped with their own power and heat generation capabilities, water treatment plant, sewage treatment plant, and garbage incinerator. The existing exploration camp will be used to start the construction of the Arctic access road. A construction camp will be constructed at the intersection of the AMDIAP road and Arctic access road, and will be decommissioned once construction is complete. The permanent camp will be constructed along the Arctic access road, closer to the planned processing facility. The permanent camp will be constructed ahead of operations to support the peak accommodation requirements during construction.

Infrastructure that will be required for the mining and processing operations will include:

•	Open pit mine

•	Stockpiles and waste rock facilities

•	Gatehouse

•	Truck workshop, truck wash, mine offices, mine dry facility and warehouse

•	Administration building

•	Mill dry facility

•	Plant workshop and warehouse

•	Primary crushing building

•	Fine ore stockpile building

•	Process plant and laboratory

•	Concentrate loadout building

•	Reagent storage and handling building

•	Raw water supply building.

•	Tailings management facility

•	Diversion and collection channels, culverts, and containment structures

•	Waste rock collection pond

•	Water treatment plants.

On-site communications comprise of inter-connected mobile and fixed systems, including landline telephone network, radios and internet.

Compressed air will be supplied by screw compressors and a duty plant air receiver. Fire protection will be supported by a firewater distribution network and standpipe systems, water mist systems, sprinkler systems, and portable fire extinguishers. Gas detection will be provided to detect dangerous levels of LNG gas within the generator room.

A large waste rock dump (WRD) will be developed north of the Arctic pit in the upper part of the Arctic Valley. The waste rock storage facility will be designed to store both waste rock and tailings in adjacent footprints. The total volume of waste rock is expected to be 145.6 Mm3 (296 Mt), however there is potential for expanded volume in the waste if placement density is less than 2.0 t/m3. The dump will have a final height of 245 m to an elevation of 890 masl and is planned to be constructed in 20 m lifts with intermediary bench widths at 23.5 m on average at the dump face, to achieve an overall slope of 2.7H:1V. Most of the waste rock is anticipated to be potentially acid-generating (PAG) and there will be no separation of waste based on acid generation potential. Rather, seepage from the WRD will be collected and treated.

There will also be two small overburden stockpiles to store the stripped topsoil and overburden from the TMF footprint. The topsoil stockpile will be placed in between the haul roads and will store up to 225,000 m3 of material while the overburden stockpile will be located below the lower haul road between the pit and the mill site with storage capacity up to 650,000 m3.

The tailings management facility (TMF) will be located at the headwaters of the Sub-Arctic Creek, in the upper-most portion of the creek valley. The 58.6 ha footprint of the TMF will be fully lined with an impermeable liner (HDPE). Tailings containment will be provided by an engineered dam that will be buttressed by the WRD constructed immediately downstream of the TMF and the natural topography on the valley sides. A starter dam will be constructed to elevation 830 m. Three subsequent raises will bring the final dam crest elevation to 890 m, which is the same as the final elevation of the waste rock dump. The TMF is designed to store approximately 27.3 Mm3 (38.7 Mt) of tailings plus 3.0 Mm3 of water produced over the 12 year mine life as well as the PMF and still provide 2m of freeboard.

The tailings delivery system pipeline will transport slurried tailings from processing plant to the TMF. The delivery system will be sized initially on the basis of a 10 kt/d operation. This pipeline will transport 1,050 m3/h of tailings to the TMF. The return water delivery system for recycle water from the TMF has been sized on the basis of 770 m3/h of water being pumped from the TMF to the process water pond, for the 10 kt/d operation.

The proposed mine development is located in valley of Sub-Arctic Creek, a tributary to the Shungnak River. A surface water management system will be constructed to segregate contact and non-contact water. Non-contact water will be diverted around mine infrastructure to Sub-Arctic Creek. Contact water will be conveyed to treatment facilities prior to discharge to the receiving environment.

1.10	Market Studies

Trilogy Metals provided Ausenco with the metal price projections for use in the Pre-Feasibility Study on which the Technical Report is based. Trilogy Metals established the pricing using a combination of two year trailing actual metal prices, and market research and bank analyst forward price projections, prepared in early 2018 by Jim Vice of StoneHouse Consulting Inc.

The long-term consensus metal price assumptions to be used in the Pre-Feasibility Study are:

•	Copper: $3.00/lb

•	Lead: $1.00/lb

•	Zinc: $1.10/lb

•	Gold: $1,300/oz

•	Silver: $18.00/oz

Smelter terms were applied for the delivery of copper, zinc and lead concentrate. It was assumed that delivery of all concentrates would be to an East Asian smelter at currently available freight rates. These terms are considered to be in line with current market conditions. Total transport costs for the concentrate are estimated at $270.37/dmt.

1.11	Environmental, Permitting, Social and Closure Considerations

1.11.1	Environmental Considerations

The Arctic Project area includes the Ambler lowlands and Subarctic Creek within the Shungnak River drainage. To date, a moderate amount of baseline environmental data collection has occurred in the area including surface water quality sampling, surface hydrology monitoring, wetlands mapping, stream flow monitoring, aquatic life surveys, avian and mammal habitat surveys, cultural resource surveys, hydrogeology studies, meteorological monitoring, and acid base accounting studies.

1.11.2	Permitting Considerations

Trilogy performs mineral exploration at the Arctic Deposit under State of Alaska and Northwest Arctic Borough (NWAB) permits. Trilogy is presently operating under a State of Alaska Miscellaneous Land Use Permit (APMA permit) that expires at 2017 year-end, and an application to renew was submitted by Trilogy to the Alaska Department of Natural Resources (ADNR) in February 2018.

Mine development permitting will be largely driven by the underlying land ownership; regulatory authorities vary depending on land ownership. The Arctic Project area includes patented mining claims (private land under separate ownership by Trilogy and NANA), State of Alaska land, and NANA land (private land). The open pit would situate mostly on patented land while the mill, tailings and waste rock facilities would be largely on State land. Other facilities, such as the camps, would be on NANA land. Federal land would likely be part of any access road between the Dalton Highway and the Arctic Project area. Permits associated with such an access road are being investigated in a separate action by the State of Alaska.

Because the Arctic Project is situated to a large extent on State land, it will likely be necessary to obtain a Plan of Operation Approval (which includes the Reclamation Plan) from the ADNR. The Project will also require certificates to construct and then operate a dam(s) (tailings and water storage) from the ADNR (Dam Safety Unit) as well as water use authorizations, an upland mining lease and a mill site lease, as well as several minor permits including those that authorize access to construction material sites from ADNR.

The Alaska Department of Environmental Conservation (ADEC) would authorize waste management under an integrated waste management permit, air emissions during construction and then operations under an air permit, and require an APDES permit for any wastewater discharges to surface waters, and a Multi-Sector General Permit for stormwater discharges. The ADEC would also be required to review the USACE Section 404 permit to certify that it complies with Section 401 of the CWA.

The Alaska Department of Fish and Game (ADFG) would have to authorize any culverts or bridges that are required to cross fish-bearing streams or other impacts to fish-bearing streams that result in the loss of fish habitat.

US Army Corps of Engineers (USACE) would require a CWA Section 404 permit for dredging and filling activities in Waters of the United States (WOTUS) including jurisdictional wetlands. The USACE Section 404 permitting action would require the USACE to comply with the Natural Environmental Policy Act (NEPA) and, for a project of this magnitude, the development of an Environmental Impact Statement (EIS). The USACE would likely be the lead federal agency for the NEPA process. As part of the Section 404 permitting process, the Arctic Project will have to meet USACE wetlands guidelines to avoid, minimize and mitigate impacts to wetlands.

The Arctic Project will also have to obtain approval for a Master Plan from the NWAB. In addition, actions will have to be taken to change the borough zoning for the Arctic Project area from Subsistence Conservation to Resource Development.

The overall timeline required for permitting would be largely driven by the time required for the NEPA process, which is triggered by the submission of the 404 permit application to the US Army Corp of Engineers (ACOE). The timeline includes the development and publication of a draft and final EIS and ends with a Record of Decision, and 404-permit issuance. In Alaska, the EIS and other State and Federal permitting processes are generally coordinated so that permitting and environmental review occurs in parallel. The NEPA process could require between 1.5 to three years to complete, and could potentially take longer.

1.11.3	Social Considerations

The Arctic Project is located approximately 40 km northeast of the native villages of Shungnak and Kobuk, and 64 km east-northeast of the native village of Ambler. The population in these villages range from 156 in Kobuk (2016 Census) to 262 in Shungnak (2016 Census). Residents live a largely subsistence lifestyle with incomes supplemented by trapping, guiding, local development projects, government aid and other work in, and outside of, the villages.

The Arctic Project has the potential to significantly improve work opportunities for village residents. Trilogy Metals is working directly with the villages to employ residents in the ongoing exploration program as geotechnicians, drill helpers, and environmental technicians. Trilogy Metals and NANA have established a Workforce Development Committee to assist with developing a local workforce. In addition, Trilogy Metals has existing contracts with native-affiliated companies (such as NANA Management Services and WHPacific Inc.) that are providing camp catering and environmental services for the Project, respectively.

Local community concerns will also be formally recognized during the development of the project EIS. Early in the EIS process, the lead federal permitting agency will hold scoping meetings in rural villages to hear and record the concerns of the local communities so that the more significant of these concerns can be addressed during the development of the EIS. In addition, the lead federal agency would have government-to-government consultations with the Tribal Councils in each of the villages, as part of the EIS process, to discuss the project and hear Council concerns.

1.11.4	Closure Planning

Mine reclamation and closure are largely driven by State regulations that specify that a mine must be reclaimed concurrent with mining operations to the greatest extent possible and then closed in a way that leaves the site stable in terms of erosion and avoids degradation of water quality from acid rock drainage or metal leaching on the site. A detailed reclamation plan will be submitted to the State agencies for review and approval in the future, during the formal mine permitting process.

Owing to the fact that the Arctic Project is likely to have facilities on a combination of private (patented mining claims and native land) and State land, it is likely that the reclamation plan will be submitted and approved as part of the plan of operations, which is approved by the ADNR. However, since the reclamation plan must meet regulations of both ADNR and the ADEC, both agencies will review and approve the Reclamation Plan. In addition, private land owners must formally concur with the portion of the reclamation plan for their lands so that it is compatible with their intended post-mining land use.

The estimate cost of closure is based on unit rates used by SRK. Long-term water treatment and maintenance of certain water management facilities were calculated separately, and a net present value (NPV) is provided for the first 200 years, at a discount rate of 4.3%.

Reclamation costs have been estimated to be $65.3 million for this PFS, in 2017 undiscounted US dollars. Annual costs associated with long-term operations of the water treatment plant are estimated to be about $1.27 million for the first five years and $0.96 million thereafter.

1.12	Capital Costs

The capital cost estimate uses US dollars as the base currency. The total estimated initial capital cost for the design, construction, installation and commissioning of the Arctic Project is estimated to be $779.6 million. A summary of the estimated capital cost is shown in Table 1-4.

Table 1-4	Initial Capital Costs

Cost Type	Description	US$M
Direct	Mine	281.1
	Crushing	18.3
	Process	113.8
	Tailings	30.3
	On-Site Infrastructure	84.5
	Off-Site Infrastructure	15.6
	Direct Subtotal	543.8
Indirect	Indirects	121.9
	Contingency	92.0
	Owners Costs	21.9
	Indirect Total	235.8
Project Total		779.6

The total sustaining capital cost estimate is $65.9 million for the 12 year LOM which includes equipment, tailings and other items. Closure costs were estimated to be $65.3 million. These costs are summarized in Table 1-5.

Table 1-5	Sustaining Capital and Closure Costs

Sustaining Capital (US$M)
G&A	0.9
Tailings	19.9
Mining	45.1
Total Sustaining Capital	65.9
Closure Cost (US$M)
Closure Costs	65.3

1.13	Operating Costs

The operating cost estimates use US dollars as the base currency. An average operating cost was estimated for the Arctic Project based on the proposed mining schedule. These costs included, mining, processing, G&A, surface services, and road toll costs. The average LOM operating cost for the Arctic Project is estimated to be $46.81/ t milled. The breakdown of costs in Table 1-6 is estimated based on the average LOM mill feed rate.

Table 1-6	Sustaining Capital and Closure Costs

Description	LOM Average Unit Operating Cost ($/ t milled)	Percentage of Total Annual Operating Costs
Mining*	20.47	44%
Processing	15.09	32%
G&A	5.60	12%
Surface Services	0.95	2%
Road Toll	4.70	10%
Total Operating Cost	46.81	100%

*Excludes pre-production costs

1.14	Economic Analysis

An economic analysis was undertaken to determine the internal rate of return (IRR), net present value (NPV) and payback on initial investment of the Arctic Project. The project consists of a three year pre-production construction period, followed by 12 years of production.

The results of this economic analysis, represents forward looking information. The results depend on the inputs that are subject to a number of known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those presented in this section. Information that is forward looking includes mineral reserve estimates, commodity prices, the proposed mine production plan, construction schedule, projected recovery rates, proposed capital and operating cost estimates, closure cost estimates, toll road cost estimates, and assumptions on geotechnical, environmental, permitting, royalties, and hydrogeological information.

Ausenco developed a pre-tax cash flow model for the Arctic Project and the NPV and IRR were calculated at the beginning of the construction period in Year -3.

The pre-tax financial model incorporated the production schedule and smelter term assumptions to produce annual recovered payable metal, or gross revenue, in each concentrate stream by year. Off-site costs, including the applicable refining and treatment costs, penalties, concentrate transportation charges, marketing and representation fees, and royalties were then deducted from gross revenue to determine the NSR. The operating cash flow was then produced by deducting annual mining, processing, G&A, surface services, and road toll charges from the NSR. Initial and sustaining capital was deducted from the operating cash flow in the years they occur, to determine the net cash flow before taxes. Initial capital cost includes all estimated expenditures in the construction period, from Year -3 to Year -1 inclusive. First production occurs at the beginning of Year 1. Sustaining capital expenditure includes all capital expenditures purchased after first production, including mine closure and rehabilitation. The model includes an allocation of a 1% NSR attributable to NANA.

The pre-tax financial results are:

•	38.0% IRR

•	$1,935.2 million NPV at an 8% discount rate

•	1.9 year payback period, on the initial capital costs of $779.6 million

The following tax regimes were incorporated in the post-tax analysis: US Federal Income Tax, Alaska State Income Tax (AST), and Alaska Mining License Tax (AMLT). Taxes are calculated based on currently enacted United States and State of Alaska tax laws and regulations, including the US Federal enactment of the Tax Cuts & Jobs Act (TCJA) on December 22, 2017. At the base case metal prices used for this study, the total estimated taxes payable on the Arctic Project profits are $1,162.2 million over the 12-year mine life.

The post-tax financial results are:

•	33.4% IRR

•	$1,412.7 million NPV at an 8% discount rate

•	2.0 year payback period, on the initial capital costs of $779.6 million

1.15	Sensitivity Analysis

Ausenco investigated the sensitivity of the Project’s pre-tax NPV, and IRR to several project variables, including metal prices (copper, lead, zinc, gold, silver), capital costs, and operating costs (onsite and offsite). The metal grade is not presented in these findings because the impacts of changes in the metal grade mirror the impact of changes in metal price.

The Project’s pre-tax NPV at an 8% discount rate is most sensitive to changes in copper price, followed by zinc price, off-site operating costs, on-site operating costs, capital costs, silver price, gold price, and lead price.

The Project’s pre-tax IRR is most sensitive to changes in copper price and capital cost, followed by zinc price and off site operating costs, and in then decreasing order, on-site operating costs, silver price, gold price, and lead price.

1.16	Interpretations and Conclusions

Under the assumptions presented in this Report, the Project shows positive economics.

The financial analysis excludes consideration of the NANA Agreement, whereby NANA has the right, following a construction decision, to elect to purchase a 16% to 25% direct interest in the Arctic Project or, alternatively, to receive a 15% Net Proceeds Royalty.

The financial analysis excludes consideration of the South32 Option Agreement, whereby South32 has the right to form a 50/50 Joint Venture with Trilogy Metals over Trilogy Metal’s Alaskan interests, including the Arctic Project.

The cost assumptions for the AMDIAP road are estimates provided by Trilogy Metals. There is a risk to the capital and operating cost estimates, the financial analysis, and the Mineral Reserves if the toll road is not built in the time frame required for the Arctic Project, or if the toll charges are significantly different from what was assumed.

1.17	Recommendations

A single-phase work program is recommended, which will include: geotechnical investigations and studies; optimization of the plant and related service facilities and evaluation of the power supply; examination of water management, water treatment, WRD and TSF designs; baseline studies and environmental permitting activities; and additional metallurgical testwork. The budget for this work is estimated at about $3.3 million.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Arctic Project, Northwest Alaska, USA NI 43-101 Technical Report on Pre-Feasibility Study

99.2	Consent of Paul Staples, P.Eng., Ausenco Engineering Canada Inc.

99.3	Consent of Justin Hannon, P.Eng., Ausenco Engineering Canada Inc.

99.4	Consent of Antonio Peralta Romero, PhD, P.Eng., Amec Foster Wheeler Americas Ltd.

99.5	Consent of Bruce Davis, FAusIMM, BD Resource Consulting, Inc.

99.6	Consent of John J. DiMarchi, CPG, Core Geoscience Inc.

99.7	Consent of Jeff Austin, P.Eng., International Metallurgical and Environmental Inc.

99.8	Consent of Robert Sim, P.Geo., SIM Geological Inc.

99.9	Consent of Calvin Boese, P.Eng., M.Sc., SRK Consulting (Canada) Inc.

99.10	Consent of Bruce Murphy, P.Eng., SRK Consulting (Canada) Inc.

99.11	Consent of Tom Sharp, PhD, P.Eng., SRK Consulting (Canada) Inc.

99.12	Consent of Andrew West, Certified Professional Geologist

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRILOGY METALS INC.

Dated:	April 12, 2018	By:	/s/ Elaine Sanders
Elaine Sanders, Chief Financial Officer